Exhibit 10.2

CONSULTING AGREEMENT

August 23, 2006

This Consulting Agreement (hereinafter referred to as “Agreement”) is between ArvinMeritor, Inc. (hereinafter referred to as “ARM”) and Thomas A. Gosnell (hereinafter referred to as “Consultant”). The parties hereby agree as follows:

1.	ARM agrees to engage the Consultant and the Consultant agrees to furnish consulting services with respect to the CVS business of ARM and such other matters as the parties may agree.

2.	This Agreement shall commence on September 15, 2006 and end on March 15, 2007.

3.

The Consultant agrees that he shall perform the aforementioned consulting services for ARM as and when requested by ARM and at such locations as may be necessary for the performance of such services. Except for such routine consultation by telephone and mail as is required, ARM shall endeavor to arrange such times, places and periods of consultation as will be mutually convenient and not conflict with other commitments the Consultant may have. The consulting services to be performed by the Consultant will be under general direction of Carsten Reinhardt or his designee.

4.

ARM shall pay the Consultant $20,833.33 per month, beginning on October 15, 2006 for the duration of the Consulting Period (September 15, 2006 – March 15, 2007). This guarantees that Consultant shall be available up to ten (10) hours per month to provide the services described herein. In addition, ARM shall reimburse the Consultant for actual reasonable expenses, including air travel (not in excess of the fares for air journeys reimbursed to employees of ARM), mileage (if for a personal car, not in excess of the per mile rate reimbursed to employees of ARM), out-of-pocket living expenses for travel, and such expenses as reasonably incurred as necessary in connection with the performance of the consulting services.

5.

The Consultant shall not for any reason nor at any time during or after the term of this Agreement use or disclose to any person (except to the extent that the proper furnishing of his consulting services may require such use or disclosure to employees of ARM) any secret or confidential information relating to the processes, products, technology, machinery, apparatus or plants of ARM, or any other confidential information given to Consultant by any officer, employee or representative of ARM or obtained in the course, or as a result, of his consulting services hereunder, unless authorized to do so in writing by an officer of ARM. Any information not generally available to the public shall be considered secret or confidential for purposes of this Agreement.

6.	The Consultant shall not make any public statements with respect to the business, personnel or affairs of ARM without prior written consent of an officer of ARM.

7.

The Consultant shall be an independent contractor and have no power, nor shall the Consultant represent that he has any power, to bind ARM to, assume or to create any obligation or responsibility, express or implied on behalf of or in the name of ARM. As an independent contractor, the Consultant shall be responsible for any personal injury or property damage which he may suffer in the course of or in connection with the performance of the consulting services under this Agreement. The Consultant acknowledges that ARM will not carry any insurance or otherwise provide for the

Consulting Agreement

Thomas A. Gosnell

August 23, 2006

Consultant’s protection. The Consultant agrees not to make any claims against ARM, or any of its subsidiaries or affiliates, for any injury or loss which the Consultant may suffer, while performing the services described herein.

8.

The compensation provided for in paragraph 4 shall be the only compensation due to the Consultant from ARM or any of its subsidiaries or affiliates under this Agreement. The Consultant shall not be entitled to any benefits under this Agreement which ARM makes available to its employees. Because the Consultant is an independent contractor, ARM will not withhold from any compensation earned by the Consultant any payroll deductions, contributions, taxes or fees required of the Consultant, including, but not limited to, social security payments and income tax. The Consultant shall indemnify ARM against the payment of all wages and of all payroll deductions, contributions, taxes or fees lawfully required of the Consultant including, but not limited to, social security payments and income tax.

9.

This Agreement shall not be waived, modified or terminated except in a writing signed by the parties. No waiver of a breach of any term or condition of this Agreement shall be deemed to constitute the waive of any other breach of the same or any other term or condition.

10.	The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Michigan

IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date first written above.

ARVINMERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President & General Counsel

Date:	August 23, 2006

APPROVED:

/s/ T. A. Gosnell
Thomas A. Gosnell